Exhibit 6.1

THE LIMITED LIABILITY COMPANY OWNERSHIP (AND THE PERCENTAGE INTEREST SO REPRESENTED) ISSUED IN ACCORDANCE WITH AND REPRESENTED BY THE OPERATING AGREEMENT HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), UNDER THE NORTH CAROLINA SECURITIES ACT OR UNDER SIMILAR LAWS OR ACTS OF OTHER STATES IN RELIANCE UPON EXEMPTIONS UNDER THOSE ACTS. THESE INTERESTS ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER (A) THIS AGREEMENT AND (B) THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

OPERATING AGREEMENT
OF
Beauty and pin ups, LLC
A NORTH CAROLINA LIMITED LIABILITY COMPANY

OPERATING AGREEMENT
OF
Beauty and Pin Ups, LLC
a North Carolina limited liability company
This OPERATING AGREEMENT (the “Agreement”) dated as of April 13, 2015, is made among Beauty and Pin Ups, LLC, a North Carolina limited liability company (the “Company”), and the undersigned, each of whom, by executing this Agreement, has agreed to become a Member of the Company.
INTRODUCTION
The Company was formed on March 17, 2015.
Now, therefore, in consideration of the foregoing, and the agreements contained herein, the parties agree as follows.
ARTICLE I
 DEFINITIONS
 1.1 Definitions. The following terms, as used herein, have the following meanings, provided that certain additional tax related definitions are set forth on Schedule B hereto:
“Acquisition Consideration” has the meaning set forth in Section 5.9.
“Act” means the North Carolina Limited Liability Company Act, of The North Carolina General Statutes, as it may be amended from time to time.
“Affiliates” of a specified Person means any other Persons who directly or indirectly control, are controlled by, or are under common control with such specified Person. For this purpose, “control” of a Person means possession, directly or indirectly (through one or more intermediaries), of the power to direct or cause the direction of management and policies of such Person through ownership of voting securities (or other ownership interests), contract, voting trust or otherwise.
“Annual Tax Liability” means, for any Fiscal Year, an amount equal to:
(i) the product of (A) the Applicable Tax Rate and (B) the estimated taxable income (if any) of the Company (determined as if the Company were itself a corporate taxpayer for such Fiscal Year taking into account any net operating loss carryforwards); minus
(ii) the sum of any applicable federal income tax credits (determined as if the Company were itself a corporate taxpayer, but only to the extent that all the Members are eligible to claim any such credit or would be so eligible if they had sufficient tax liability against which to utilize such credit) for such Fiscal Year.

“Applicable Tax Rate” means the sum of (i) the highest marginal federal income tax rate applicable to individuals for the relevant Fiscal Year under Section 1 of the Code (expressed as a percentage) and (ii) the product of (A) the highest marginal North Carolina income tax rate applicable to individuals for such Fiscal Year (also expressed as a percentage) and (B) 100% minus the rate determined under clause (i).
“Approved Sale” has the meaning set forth in Section 5.8.
“Assignee” means a Person to whom all or part of a Member’s Membership Interest has been Transferred, but who has not been admitted as a Substitute Member.
“Authorized Person” has the meaning set forth in Section 5.4.
“Available Cash” means all cash funds of the Company from operations, refinancings or other sources at any particular time legally available for Distribution after the Manager has made reasonable provision for (i) payment of all operating expenses of the Company as of such time, (ii) payment of all outstanding and unpaid current obligations of the Company as of such time, (iii) any capital expenditures made by the Company and (iv) appropriate reserves.
“Bona Fide Offer” means an offer made in good faith and in writing which includes a description of the Transferred Interest, including, without limitation, the amount of interest to be Transferred, the name and address of the proposed transferee, the proposed consideration for the interest and the other terms of the proposed sale or disposition.
“Buy-Sell Notice” has the meaning set forth in Section 5.4.
“Capital Account” has the meaning set forth in Schedule B.
“Capital Contribution” means, with respect to a Member, the amount of money and the initial Gross Asset Value of the property (other than money) contributed to the capital of the Company by a Member or its predecessor in interest.
“Closing” has the meaning set forth in Section 5.4.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.
"Disclosing Party" has the meaning set forth in Section 11.2.
“Distribution” or “Distributions” means with respect to a Member, the amount of money and the Gross Asset Value of property other than money distributed to a Member by the Company as provided in Article VI or Article IX or in redemption of all or any portion of such Member’s interest in the Company. “Distribute” means to make one or more Distributions.

“Fiscal Year” means the annual accounting period of the Company, which shall be the taxable year of the Company determined in the manner provided by section 706 of the Code and the regulations thereunder, or relevant portion thereof. The initial Fiscal Year shall be the calendar year ending December 31.
"Information Receiving Party" has the meaning set forth in Section 11.2.
“Joinder Agreement” means the Joinder Agreement in substantially the form attached hereto as Schedule C, pursuant to which such Person will thereupon become a party to, and be bound by and obligated to comply with the terms and provisions of this Agreement as a Member.
“Majority in Interest” means Members holding at least a majority in Percentage Interest in the Company.
“Manager” or “Managers” has the meaning set forth in Section 4.1.
“Member List” has the meaning set forth in Section 3.2.
“Members” has the meaning set forth in Section 3.1.
“Membership Interest” means all of a Member’s rights in the Company, including, without limitation, the Member’s share of the profits and losses of the Company, the right to receive distributions of the Company’s assets, any right to vote, and any right to participate in the management of the Company as provided in the Act and this Agreement.
“Net Income” has the meaning set forth in Section 1.9 of Schedule B hereto.
“Net Losses” has the meaning set forth in Section 1.9 of Schedule B hereto.
“Organization” means any corporation, partnership, joint venture or enterprise, limited liability company, unincorporated association, trust, estate, governmental entity or other entity or organization, and shall include the successor (by merger or otherwise) of any such entity or organization.
“Percentage Interest” of a Member means, at any particular time, with respect to each Member, the percentage interest for each Member set forth opposite the name of the Member on Schedule A until adjusted by the agreement of the Members or as otherwise provided herein.
“Permitted Transfer” has the meaning set forth in Section 5.2.
“Permitted Transferee” has the meaning set forth in Section 5.2.
“Person” means an individual or an entity.
“Principal Office” means the principal executive office of the Company. It may be located in North Carolina or another state.
“Proceeding” has the meaning set forth in Article VIII.

“Pro Rata” means in proportion to the applicable Members’ respective Percentage Interests.
“Proxy” has the meaning set forth in Section 5.8.
“Regulations” means the final and temporary regulations of the U.S. Department of the Treasury promulgated under the Code.
“Repurchase Interest” has the meaning set forth in Section 5.3.
“Repurchase Notice” has the meaning set forth in Section 5.3.
“Repurchase Purchase Price” has the meaning set forth in Section 5.3.
“Subject Transaction” means, in a single transaction or series of related transactions, any (a) merger or consolidation involving the Company with or into another Organization or any share or membership interest exchange (or equivalent thereof) between the Members and another Person(s) (including any combination with, or other conversion to, a corporation), or (b) Transfer of greater than fifty percent (50%) of the equity of the Company or the assets of the Company.
“Substitute Member” means any Person who is admitted as a Substitute Member pursuant to Article V.
“Transfer” means, as a noun, any voluntary or involuntary conveyance or other alienation, lease, mortgage, pledge, encumber, or hypothecate; and, as a verb, the act of making any of the foregoing.
“Unauthorized Transfer” has the meaning set forth in Section 5.1.
“Withdrawing Member” has the meaning set forth in Section 5.4.
ARTICLE II
BASIC STRUCTURE
 2.1 Formation; Ratification. The Company was formed as a North Carolina limited liability company pursuant to the provisions of the Act. The Members shall execute and cause to be recorded such additional documents as may be required for a limited liability company pursuant to the laws of the State of North Carolina. The Members and Manager hereby ratify and approve all actions taken by the Company, the other Members, the Manager and the organizer(s) prior to the date hereof, including, but not limited to, the actions set forth above in the Introduction.
 2.2 Purpose. The Company has been formed for the purpose of engaging in any lawful business.
 2.3 Tax Classification. The Members intend that the Company be classified as a partnership for federal income tax purposes, and this Agreement shall be interpreted accordingly.

 2.4 Limited Liability. No Member, Manager or other agent of the Company shall have any personal obligation for any liabilities of the Company solely by reason of being a Member, Manager or agent, except as provided by law.
 2.5 Date of Dissolution. The Company shall have perpetual existence.
ARTICLE III
MEMBERS
 3.1 General. The term “Members” means only the undersigned and any Persons subsequently admitted as Members according to Section 3.4. A Member ceases to be a Member upon the Transfer of such Person’s entire interest in the Company.
 3.2 Member List. The Company shall maintain at its Principal Office a current list (the “Member List”) showing the names, address, Capital Contributions, and Percentage Interests of the Members, a copy of the initial list is attached as Schedule A, which schedule will be updated in accordance herewith. The Member List as updated shall also include such information for Assignees.
 3.3 Meetings.
(a) Regular meetings of the Members may be held on an annual basis, or more often (including a special meeting) as determined by the Manager. Special Meetings of the Members may be called by a Majority in Interest or the Manager. The Manager shall provide reasonable notice of such meeting to the Members, but in no event less than ten (10) days, unless such notice requirement is waived in writing by each Member. Notice of any meeting of the Members shall be deemed to have been waived by attendance at the meeting unless the Member attends the meeting solely for the purpose of objecting to notice and so objects at the beginning of the meeting. Meetings of the Members may be held at the Principal Office of the Company, or at such other place as shall be designated from time to time by the Manager. Members may participate in a meeting of the Members by means of conference telephone or other similar communication equipment whereby all Members participating in the meeting can hear each other.
(b) Unless otherwise specifically provided herein, action of the Members shall require the affirmative vote of a Majority in Interest.
 3.4 Admission of Members. Except as set forth in Article V, Persons, other than the undersigned Members, acquiring interests in the Company by Transfer or otherwise will not become Members until their admission as Members is approved by the Manager and a Majority in Interest, they execute a Joinder Agreement, they pay any appropriate expenses relating to their admission as a Member and comply with any other provisions contained herein.
 3.5 Withdrawal of Members. Except to the extent that all the Members agree or except in connection with a Transfer of a Member’s entire interest in the Company in a manner permitted by this Agreement, the Members are prohibited from resigning or withdrawing from the Company.

ARTICLE IV
MANAGEMENT
 4.1 Management. The Company shall be managed by one or more Managers. The term “Manager” shall include multiple Managers, if applicable. Managers may be given such titles as are approved by Members. If multiple Managers, any action taken by the Managers must be agreed to by all of the Managers; provided, however, that any one Manager shall have the power to carry out the direction of the Members (as contemplated under this Agreement).
 4.2 Duties of Manager. Except as is otherwise set forth in this Agreement, the Manager shall have the right, duty and power to manage the business of the Company and to make all decisions and take all actions concerning such business.
 4.3 Restrictions on Manager. The Manager may not take any of the following actions without first obtaining the consent of a Majority in Interest of the Company:
(a) sell, or otherwise dispose of, or contract to sell or otherwise dispose of, all or substantially all the assets of the Company, or assets of the Company valued in an amount in excess of $100,000;
(b) enter into any agreement outside of the ordinary course of business;
(c) enter into any agreement where dollar amount involved exceeds $100,000;
(d) issue any additional ownership interest of the Company;
(e) borrow more than $100,000, in the aggregate, for the conduct of the business of the Company or pledge, or grant a security interest in all, or substantially all, of the assets of the Company; or
(f) make any assignment for the benefit of creditors of the Company, or otherwise cause the Company to seek protection under any bankruptcy or insolvency law.
 4.4 Designation of Manager. Level Beauty Group, Inc. is designated as the initial Manager. The Members must approve the appointment of successor or additional Managers.
 4.5 Removal of or Additional Manager; Tenure. The Members may remove a Manager or add a new a Manager at any time upon the approval of all the Members. The term of a Manager shall expire upon such individual’s death, resignation, permanent incapacity or removal.
 4.6 Compensation. The Managers shall be entitled to receive compensation, in the form of a management fee, for services to the Company as may be set by a Majority in Interest. Such compensation shall be considered expenses in determining profits and losses.
 4.7 Officers, Appointment, Term, Removal and Compensation. The Manager may appoint from time to time one or more officers of the Company with such titles, powers, duties, compensation and other terms as the Manager may determine to be necessary or appropriate, but in no event shall an officer’s authority exceed that of a Manager. Any such officers shall serve, subject to the provisions of this Agreement, until their respective successors are duly appointed and qualified. Any officer may be removed by the Manager at any time with or without cause; but such removal shall not itself affect the contractual rights, if any, of the officer so removed. The compensation, if any, of all officers (other than with respect to an officer who is also the Manager) shall be fixed by the Manager. Initially, Priel Maman shall also serve as the Company’s Founder, Kenneth Kahn shall also serve as the Company’s Chief Executive Officer, and Brian Anderson shall serve as the Company’s Chief Operating Officer.

 4.8 Actions Without Meeting, Members and Managers. Any action required or permitted to be taken at a meeting of the Members or Managers may be taken without a meeting if one or more proposed written consents, setting forth the action so taken or to be taken, (a) is sent to all the Members and Manager, (b) is signed by those Members or Managers having the voting interest required to approve, consent to or adopt such action, and (c) such signed written consent is included in the Company’s permanent records. Action taken under this Section 4.8 shall be effective when the Members or Managers needed to approve such action or matter have signed the proposed written consent or counterpart thereof, unless the written consent specifies that it is effective as of an earlier or later date. The written consent on any matter pursuant to this Section 4.8 has the same force and effect as if such matter was voted upon at a duly called meeting of the Members or Managers and may be described as such in any document or instrument.
ARTICLE V
TRANSFERS
 5.1 Restrictions on Transfer and Addition of New Members. Except as set forth in Sections 5.2, 5.3, 5.4 and 5.8, (a) no Member shall Transfer or otherwise dispose of all or any portion of such Member’s Membership Interest in the Company without the prior approval of the Manager and a Majority in Interest in the Company; and (b) the Manager may specify the rights and obligations the transferee shall have, including whether the transferee is to be admitted as a Substitute Member or an Assignee with such rights as provided in Section 5.6; if, however, the Manager does not specify otherwise, the transferee shall be admitted as an Assignee. Any purported Transfer (an “Unauthorized Transfer”) of any Member’s Membership Interest without the prior approval of the Manager shall be null and void and of no force or effect whatsoever, except, if the Company is required by a court of competent jurisdiction to recognize an Unauthorized Transfer, in which case the Person to whom such Membership Interest is Transferred shall have only the rights of an Assignee with respect to the Transferred Interest. Any Distributions with respect to such Transferred Interest may be applied (without limiting any other legal or equitable rights of the Company) towards the satisfaction of any debts, obligations, or liabilities for damages that the transferor or transferee of such Membership Interest may have to the Company.
 5.2 Permitted Transfers. Upon written notice to Manager, a Member may Transfer all or a portion of its Membership Interest (a) in the case of a Member that is an individual, during such individual’s life and upon death, only to a spouse, lineal ancestor or lineal descendant, or to a trust, limited partnership or limited liability company solely for the personal benefit of the Member or any such persons; (b) in the case of a Member that is a corporation, partnership, limited liability company or other business entity, to or among its Affiliates; (c) to the Company; or (d) to another Member (such Transfer, a “Permitted Transfer” and each such transferee, a “Permitted Transferee”). The Manager may specify the rights and obligations the Permitted Transferee shall have, including whether the Permitted Transferee is to be admitted as a Substitute Member or an Assignee with such rights as provided in Section 5.6; if, however, (x) the Manager does not specify otherwise, the Permitted Transferee shall be admitted as an Assignee, and (z) the Transfer is accomplished pursuant to clauses (d) of Section 5.2, such transferees shall be admitted as full substitute Members.

 5.3 Call Right.
(a) Repurchase. At any time until the first anniversary of the date hereof (or, if sooner, promptly following the second round of capital raise for the Company), the Manager may elect to repurchase the all Membership Interest held by Sigan Industries Group by providing notice to such Group (the “Repurchase Notice”). The Repurchase Notice will set forth the aggregate consideration to be paid for such Investor Member’s Membership Interest (“Repurchase Interest”) and the time and place for the closing of the transaction, in each case, as provided for in this Section 5.3. At the election of the Manager, the Company may assign its rights to purchase the Repurchase Interests to the Manager or any other designee(s).
(b) Purchase Price and Closing.
(i) The purchase price for the Repurchase Interest in connection with the repurchase right provided in this Section 5.3 shall be One Hundred and Ten Thousand Dollars ($110,000) (“Repurchase Purchase Price”).
(ii) The acquirer of the Repurchase Interest will pay the purchase price by delivery of cash or immediately available funds and the seller will be required to make representations and warranties regarding the valid and authorized sale of the Repurchase Interest and that Sigan Industries Group has good and marketable title to the Repurchase Interest, free and clear of all liens, claims and other encumbrances. The closing of the acquisition of any Repurchase Interest shall occur no later than thirty (30) days following the date of the Repurchase Notice. The closing of such call of such Repurchased Interest shall be deemed to occur on such designated closing date with no further action necessary by any party other than the tender of the Repurchase Purchase Price to Sigan Industries Group. The Company has authority to change the membership ownership records upon such tender of the Repurchase Purchase Price to Sigan Industries Group.
 5.4 Buy-Sell.
(a) Buy-Sell Events. The following events shall constitute a “Buy-Sell Event” for purposes of this Agreement with respect to any Member (the “Withdrawing Member”):

(i) in the case of an individual that is a Member, upon the death of such Member, but only in the event that such Member has not provided for the Transfer of his or her Membership Interest to a Permitted Transferee; and
(ii) who is subject to a bankruptcy, declares insolvency or is otherwise dissolved.
(b) Buy-Sell Notice. The Withdrawing Member, the trustee, administrator, or other legal representative of the Withdrawing Member (such legal representative or Withdrawing Member, as the case may be, the “Authorized Person”), shall give notice of the Buy-Sell Event (the “Buy-Sell Notice”) to the Company. If the Authorized Person fails to give the Buy-Sell Notice, any remaining Member or Manager may give the notice at any time thereafter and by so doing commence the buy-sell procedure provided for in this Section 5.4.
(c) Purchase Option. Upon delivery of the Buy-Sell Notice (or, in the event the Authorized Person fails to give the Buy-Sell Notice, at the time the requirement to give the Buy-Sell Notice arises), the Company may purchase all of the Withdrawing Member’s Membership Interest on the terms and conditions described herein (such purchase, the “Purchase Option”).
(d) Purchase Price. The purchase price for the Withdrawing Member’s Percentage Interest shall be mutually agreed upon by the Authorized Person and the Members bound by the Purchase Option. In the event the parties are unable to agree on the value within a reasonable period of time following the delivery of the Buy-Sell Notice, then the purchase price shall be equal to the fair market value of the Withdrawing Member’s Percentage Interest in the Company on the date of such Buy-Sell Event as reasonably determined by the Company's Manager.
(e) Closing. The closing (the “Closing”) of the purchase of the Membership Interest shall take place on the date agreed upon by the purchaser(s) and seller(s), but not later than nine months from the date of the Buy-Sell Event. The Members, other than the Withdrawing Member, who purchase Membership Interest pursuant to a Buy-Sell Event shall pay the Authorized Person at Closing a down payment of twenty percent (20%) of the purchase price (determined in accordance with Section 5.4(d)). The remainder of the purchase price (determined in accordance with Section 5.4(d)) shall bear interest from the date of Closing at the prime rate of interest as published by Bank of America, NA from time to time, and (prior to increase for interest due) be payable in equal monthly installments over the succeeding 12 month period.
(f) Purchaser’s Obligations. In connection with the sale of the Membership Interest under this Section 5.4, unless otherwise agreed by the purchaser(s) and seller, the purchaser(s) will assume the Withdrawing Member’s allocable portion of such Withdrawing Member’s obligations to the Company to the extent related to the Transferred Interest, other than income tax liabilities of or debt owed to other Persons by the seller.

(g) Effect on Withdrawing Member’s Interest. From the date of the occurrence of the Buy-Sell Event to the earlier of (i) 90 days after the delivery of the Buy-Sell Notice, or (ii) the date of the Transfer of the Withdrawing Member’s Membership Interest at Closing under Section 5.4(e), the Percentage Interest represented by the Withdrawing Member’s Membership Interest will be excluded from any calculation of aggregate Percentage Interests for purposes of any approval required of Members under this Agreement.
 5.5 Rights and Obligations of a Substitute Member. Upon fulfilling the requirements of Section 3.4, a Substitute Member shall have all the rights and powers, and shall be subject to all the restrictions and liabilities, of the Member from whom the Transferred Interest were acquired relative to such Transferred Interest. The admission of a Substitute Member, without more, shall not release the transferor Member from any liability with respect to the Transferred Interest (or otherwise) that may have existed prior to the substitution of membership. Notwithstanding the foregoing, no party hereto shall avoid the provisions of this Agreement by making one or more Transfers to Permitted Transferees and then disposing of all or any portion of such party’s interest in any such Permitted Transferee.
 5.6 Rights of Assignees. An Assignee shall be entitled only to allocations pursuant to Article VI and Schedule B, and Distributions in accordance with this Agreement with respect to the Membership Interest (and the Percentage Interest that such Membership Interest represents) Transferred to such Assignee. An Assignee shall (a) have no right to vote or otherwise participate in Company matters, (b) take no part in the management of the Company’s business and affairs or transact any business on behalf of the Company, (c) have no right to any notices provided hereunder, (d) have no power to sign on behalf of, or to bind, the Company, (e) have no right to any information or accounting of the affairs of the Company, (f) not be entitled to inspect the books or records of the Company and (g) not have any other rights of a Member under the Act or this Agreement other than those described in the first sentence of this Section 5.6. The term "Member" when used with respect to allocations pursuant to Article VI and Schedule B and Distributions in accordance with this Agreement shall include Assignees.
 5.7 Additional Restrictions on Transfer. In addition to any other restrictions on Transfer of a Member’s Membership Interest, as contained in this Agreement or otherwise, no Membership Interest may be Transferred unless prior to such Transfer the following occurs, or such requirement is waived by the Manager:
(a) the Company determines within a reasonable period of time after notice of such proposed Transfer that such Transfer would not (i) cause a termination of the Company for federal tax purposes within the meaning of Section 708 of the Code; (ii) cause the Company to cease to be classified as a partnership for federal or state income tax purposes; (iii) cause the Company to become a “publicly traded partnership,” as such term is defined in Sections 469(k)(2) or 7704(b) of the Code; (iv) subject the Company to regulation under the Investment Company Act of 1940 or would subject the Company of any of its Affiliates to the Investment Advisers Act of 1940 or the Employee Retirement Income Security Act of 1974, each as amended; (v) violate any applicable laws; or (vi) be made to any Person who lacks the legal right, power, or capacity to own such Membership Interest;

(b) the Company is furnished with an opinion of counsel, which is satisfactory to the Company both as to the counsel so used and as to the content of the opinion, (at the transferee’s expense) that the registration of the Transfer of such Membership Interest under the applicable federal and state securities laws and regulations is not required;
(c) the transferor and the transferee shall have executed a written agreement, in form and substance reasonably satisfactory to the Manager, to indemnify and hold the Company, the Manager and the Members harmless from and against all liabilities, losses, costs and expenses arising out of the Transfer, including, without limitation, any liability arising by reason of the violation of any securities laws of the United States, any State of the United States, or any foreign country;
(d) the transferee makes representations and warranties to the Company that it is purchasing such Membership Interest for its own account, for investment purposes only, and without a view towards resale, and any other such representations and warranties as the Company shall reasonably see fit to require concerning such purchaser’s investment in the Company; and
(e) the transferee shall have paid the reasonable expenses incurred by the Company and the other Members in connection with the Transfer of Membership Interest and, if applicable, the admission of the transferee as a Member.
 5.8 Approved Sales.
(a) If the Manager approves any bona fide Subject Transaction with respect to the Company (an “Approved Sale”), each Member shall vote for, consent to and raise no objections against such Approved Sale and shall waive any dissenters’ rights, appraisal rights or similar rights in connection therewith. If the Approved Sale is structured as a sale of equity, each Member shall agree to sell all his, her or its Membership Interest and rights to acquire Membership Interest on the terms and conditions approved by the Manager. Each Member shall take all necessary and desirable actions in his, her or its capacity as a Member in connection with the consummation of the Approved Sale as requested by the Manager (including attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings if necessary).
(b) The obligations of the Members with respect to an Approved Sale are subject to the condition that all the Members shall receive the same form and amount of consideration on a Pro Rata basis, or if any Members are given an option as to the form and amount of consideration to be received, all Members shall be given the same option.
(c) Each Member shall bear his, her or its Pro Rata share of the costs of any Approved Sale to the extent such costs are incurred for the benefit of all Members and are not otherwise paid by the Company or the acquiring party and shall be obligated to join on a Pro Rata basis in any indemnification or other obligations that the Manager agrees to provide in connection with such Approved Sale (other than any such obligations that relate specifically to a Member such as indemnification with respect to representations and warranties given by a Member regarding such Member’s title to and ownership of Membership Interest).

(d) In order to secure each Member’s obligation to vote his, her or its Membership Interest and other voting securities of the Company in accordance with the provisions of this Section 5.8, each Member hereby appoints the Chief Executive Officer of the Company (the “Proxy”) as his, her or its true and lawful proxy and attorney-in-fact, with full power of substitution, to vote all his, her or its Membership Interest for the approval and consummation of an Approved Sale and all such other matters as expressly provided for in this Section 5.8. The Proxy may exercise the irrevocable proxy granted to him hereunder at any time any Member fails to comply with the provisions of this Section 5.8. The proxies and powers granted by each Member pursuant to this Section 5.8(d) are coupled with an interest and are given to secure the performance of each Member’s obligations and duties under this Section 5.8. Such proxies and powers shall be irrevocable for so long as such Member holds any Membership Interest and shall survive the death, incompetency, disability, bankruptcy or dissolution of such Member and the subsequent holders of his, her or its Membership Interest.
 5.9 Sale of Membership Interest. In the event of any acquisition of the Company by means of a purchase of all its outstanding Membership Interest, merger, or other form of reorganization in which Membership Interest of the Company are exchanged for cash, securities, and/or other consideration issued, or caused to be issued, by the acquiring entity, then the Members hereby agree that all consideration payable to the Members in connection with such transaction (the “Acquisition Consideration”) shall be distributed amongst the Members such that each Member receives the amount that he, she or it would have received if (a) all the Company’s assets had been sold (and all its liabilities had been assumed) for an amount equal to the sum of the Acquisition Consideration plus the amount of the Company’s total liabilities, (b) the hypothetical profit or loss resulting therefrom had been allocated to the Members in accordance herewith, and (c) the Company had distributed the Acquisition Consideration to the Members in accordance with Article IX.
ARTICLE VI
CAPITAL ACCOUNTS AND CONTRIBUTIONS; PROFITS AND LOSSES; DISTRIBUTIONS
 6.1 Capital Accounts. The Company shall maintain a separate and single Capital Account for each Member. Each Capital Account shall be maintained and adjusted in accordance with the Code (including but not limited to Code Section 704) and the Regulations (including but not limited to Regulation Section 1.704-1(b)(2)(iv)), and in compliance with the provisions of Schedule B hereof. No Member shall have any obligation to restore any deficit balance in such Member’s Capital Account. The Members shall have no right to receive interest with respect to their Capital Accounts, to withdraw or borrow money from their Capital Accounts, or to pledge, or otherwise encumber, any part of their Capital Accounts, except as may be expressly provided in this Agreement.
 6.2 Capital Contributions. The Members have previously made their agreed to Capital Contributions. Notwithstanding any other provision of this Agreement, no Member shall have the right to demand and receive cash or other property of the Company in return of its Capital Contributions prior to the termination of its ownership interest in the Company.

 6.3 Additional Capital Contributions. No Member may or shall be required to contribute any additional capital to the Company, unless agreed to by all the Members, and no Member shall have any personal liability for any obligation of the Company. Neither the Company nor the Members shall be liable for the return of the Capital Contributions of any Member, and upon dissolution, the Members shall look solely to the assets of the Company.
 6.4 Net Income and Net Losses. After giving effect to the special allocations required under Sections 2.2 and 2.3 of Schedule B hereto, and subject to Section 2.5 of Schedule B hereto, Net Income and Net Losses for each Fiscal Year shall be allocated to the Members on a Pro Rata basis.
 6.5 Tax Distributions. Annually, or more often as determined by the Manager, the Company shall Distribute to the Members, out of Available Cash to the extent permitted by law an amount equal to the estimated Annual Tax Liability for the Fiscal Year to date, less any Distributions already made with respect to such Fiscal Year under this Section 6.5. Such Distribution shall be made to the Members in proportion to the amounts estimated by the Manager to be the Members’ allocable shares (determined pursuant to Section 6.4 above, adjusted to reflect the special allocations required under Schedule B to this Agreement) of the Net Income of the Company for such Fiscal Year.
 6.6 Non-Tax Distributions. The Manager may from time to time determine the amount of Available Cash that shall be distributed among the Members, any such Distribution to be made in proportion to the Members’ respective holdings of Percentage Interests. Notwithstanding any other provision of this Agreement, no Member shall have the right to demand and receive cash or other property of the Company in return of its Capital Contributions prior to the termination of its ownership interest in the Company.
ARTICLE VII
TAX MATTERS
The Company shall file its tax returns, make tax elections (if any), and make any other decisions on tax matters in compliance with the Code, as well as applicable state tax laws. The Manager shall serve as the “Tax Matters Partner” required by the Code. The Person so designated shall take such action as is required by the Code. With its initial federal tax return the Company shall elect pursuant to Section 6231(a)(1)(B)(ii) of the Code to have subchapter C of Chapter 63 of Subtitle F of the Code apply.
ARTICLE VIII
INDEMNIFICATION
(a) Except as provided by the Act, the Company shall indemnify each officer, director, employee, Member or Manager who was, is or is threatened to be made a party to any action, suit or proceeding (including a proceeding by or in the name of the Company or by or on behalf of its Members), whether civil, criminal, administrative, arbitrative or investigative, and whether formal or informal (a “Proceeding”), solely by reason of his or her position with the Company or as a result of having served any other business entity (including an employee benefit plan) in any capacity at the request of the Company against any liability and reasonable expenses (including reasonable attorney’s fees), incurred as a result of such Proceeding, except such liabilities and expenses which are incurred as a result of a breach of this Agreement or willful misconduct. The extent of such obligation to indemnify shall be limited to the aggregate amount, if any, of any deductible, retention or co-insurance amounts relating to the liability insurance maintained by the Company, and there shall be no obligation to indemnify as a result of conduct which is covered by liability insurance, regardless of how the premiums were paid.

(b) Except as provided by the Act, the Company shall promptly make advances or reimbursements for reasonable expenses (including attorney’s fees) incurred by each officer, director, employee, Member or Manager claiming indemnification under this Article unless it has been determined that such Person is not entitled to indemnification. Advances or reimbursements made in advance of any such determination shall be conditioned upon receipt from the Person claiming indemnification of a written undertaking to repay the amount of such advances or reimbursements if it is ultimately determined that such Person is not entitled to indemnification.
(c) The determination that indemnification is permissible under the foregoing provisions of this Article shall be made by a Majority in Interest.
(d) Nothing contained in this Article shall be deemed to preclude such other indemnification of the officer, director, employee, Member or Manager of the Company, as the Members not seeking indemnification deem proper.
ARTICLE IX
DISSOLUTION, WINDING UP AND TERMINATION
 9.1 Events of Dissolution. The Company shall be dissolved upon the first to occur of:
(a) the consent of all the Members;
(b) at any time there are no Members; however, the Company shall not be dissolved and is not required to be wound up if, within a period of six months after the occurrence of the event that caused the dissolution of the last remaining Member, the personal representative of the last remaining Member agrees in writing to continue the Company until the admission of the personal representative of such Member, or its nominee or designee to the Company as a Member, effective as of the occurrence of the event that caused the dissociation of the last remaining Member;
(c) the entry of a decree of judicial dissolution;
(d) as otherwise required by law; or

(e) pursuant to event requiring dissolution of the Company under the terms hereof.
 9.2 Winding Up and Termination. The business of the Company shall be wound up following its dissolution. Upon completion of the winding up, the Company shall terminate.
 9.3 Distributions Following Dissolution. Following the dissolution of the Company and the winding up of its affairs, the assets shall be distributed in the following order of priority:
(a) to the creditors of the Company, including Members who are creditors, in the order of priority provided by law;
(b) to set up any reserves deemed appropriate by the Manager; and
(c) to the Members and Assignees in proportion to their positive Capital Account balances.
 9.4 In-Kind Distributions. Whenever distributions following dissolution are to be made in kind, rather than in cash, the fair market value of property distributed shall first be approved by a Majority in Interest, and no Member (or Assignee) shall be required to accept more than such Person’s proportionate share of distributions made in kind, rather than in cash, without such Person’s consent.
ARTICLE X
ADMINISTRATIVE PROVISIONS
 10.1 Offices. The initial Principal Office, registered office, and registered agent shall be as set forth in the Articles of Organization. The Members may change the Principal Office, the registered office, or the registered agent.
 10.2 Books and Records. The Manager shall keep full and accurate books of account and records at the Principal Office, as required by the Act. Upon reasonable notice, each Member, or the Member’s designated representative, shall have access to such books and records during regular business hours and may inspect and make copies of them at the Member’s expense.
ARTICLE XI
MISCELLANEOUS
 11.1 General Amendments. This Agreement may be amended by the Members in any manner only upon the approval of a Majority in Interest; provided, that (a) subject to compliance with the terms of this Agreement, the Manager shall be entitled to include additional Members as parties to this Agreement, or adjust the Percentage Interest owned by the existing Members, in accordance with the provisions of this Agreement without the consent of the other parties hereto, and to treat such Persons as Members hereunder, by updating Schedule A attached hereto and keeping such Schedule A, as updated, available at the Company’s offices and subject to the inspection rights of the applicable parties, and (b) except as specifically permitted herein, this Agreement shall not be amended without the consent of each Member adversely affected by such amendment if such amendment would (i) modify the limited liability of a Member or (ii) alter the Membership Interest of a Member with respect to profits, losses, allocations, Percentage Interest or Distributions.

 11.2 Confidentiality. Each Member or Assignee (such Member or Assignee, the “Information Receiving Party”) shall use, and shall cause its officers, directors, managers, agents, employees, subsidiaries, partners, members, shareholders, attorneys, accountants and controlling persons to use, all reasonable best efforts to maintain the secrecy and confidentiality of all information furnished by each other Member, Assignee or the Company (such other Member, Assignee or the Company, as the case may be, the “Disclosing Party”), including technologies, intellectual property, financial terms and financial and organizational information contained in any documents, statements, certificates, materials or information furnished, or to be furnished, by the Disclosing Party in connection with their affiliation with the Company; provided, however, that the foregoing shall not be construed, now or in the future, to apply to any information that is shown to be independently developed by the Information Receiving Party, obtained from sources other than the Information Receiving Party or in the public domain, nor shall it be construed to prevent the Information Receiving Party from (a) making any disclosure of any information (i) if such disclosure is necessary to comply with any requirement of law, (ii) to any governmental authority having or claiming authority to regulate or oversee any aspect of the Information Receiving Party’s business in connection with the exercise of such authority or claimed authority, or (iii) pursuant to subpoena; or (b) making, on a confidential basis, such disclosures as the Information Receiving Party deems necessary or appropriate to such Information Receiving Party’s legal counsel or accountants (including outside auditors). The efforts the Information Receiving Party uses to maintain the secrecy and confidentiality of the information described in this 11.2 shall be at least equivalent to that degree of care that the Information Receiving Party usually exercises with respect to its own confidential information.
 11.3 Dealings with the Company. The Manager may engage the services of, or cause the Company to transact business with (a) any Member or Manager, (b) any Person who is related to or affiliated with a Member or such Manager, (c) any Person having a financial interest in a Member, or (d) any Person in which a Member or Manager has a financial interest. The provisions of any contracts with any of such Persons shall not be less favorable to the Company than would generally be obtainable from unaffiliated Persons. The Manager is in the business of providing various beauty and related products through various distribution channels and it shall not be deemed a breach of the Manager’s duties to the Company or otherwise to invest in, manage or conduct business with various beauty and competitive companies.
 11.4 Notices. Any notice, payment, demand or communication (collectively a “notice”) required or permitted to be given by this Agreement or applicable law shall be in writing and shall be delivered (a) personally; (b) by registered or certified first class mail, proper postage prepaid, return receipt requested; (c) by nationally recognized overnight courier service; or (d) by facsimile or electronic mail where such notice is electronically confirmed as received and is followed by delivery of a copy of such notice in a manner described above in (a), (b) or (c) within three business days. Such notices shall be addressed as follows (or to such other address as such Person may from time to time specify by notice to the Company in accordance herewith): if to the Company, to the Company at the then current address of its principal place of business, to the attention of the President; and if to a Member, to their last known address. Unless otherwise indicated herein, any such notice shall be deemed to be delivered, given and received for all purposes (x) as of the date it is personally delivered; (y) three days after it is sent, if sent by nationally recognized overnight courier service; or (z) one day after the date of receipt, as evidenced by the return receipt or electronic confirmation, as applicable, described above.

 11.5 Interpretation. Unless the context otherwise requires, terms used and not defined in this Agreement shall have the same definitions set forth in the Act.
 11.6 No Third Party Beneficiaries. No provision in this Agreement shall affect the Members’ and transferors’ insulation from personal liability for Company debts that is provided for in the Act, nor shall any such provision inure to the benefit of, or be enforceable by, any third party, including, without limitation, any creditor of the Company or of any of its Members.
 11.7 Counterparts. This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.
 11.8 Entire Agreement. This Agreement contains the entire agreement between the parties (and supersedes all prior writings or agreements) with respect to the specific subject matter hereof; provided, however, it is understood that the parties may enter into separate agreements relating to the purchase and sale of their interests in the Company.
 11.9 Partition. The Members agree that the property of the Company is not and will not be suitable for partition. Accordingly, each of the Members hereby irrevocably waives any and all right it may have to maintain any action for partition of any of the property.
 11.10 Governing Law. This Agreement shall be governed by the laws of the State of North Carolina, without giving effect to its choice of law rules.
[Signature Page To Follow]

IN WITNESS WHEREOF, the Company and Members have executed this Agreement.
Company:	Beauty and Pin Ups, LLC

	By:	/s/ Kenneth Kahn
Name:Kenneth Kahn
Title:CEO

Members:

Level Beauty Group, Inc.

	By:	/s/ Kenneth Kahn
Print Name: Kenneth Kahn
Title: CEO
/s/ Priel Maman Priel Maman Sigan Industries Group /s/ Dean Gangbar Dean Gangbar

SCHEDULE A
MEMBER LIST
OF
Beauty and Pin Ups, LLC

Member	Percentage
Level Beauty Group, Inc.	78%

Priel Maman	12%
Sigan Industries Group	10%

Total	100.00%

SCHEDULE B
PARTNERSHIP TAXATION PROVISIONS
ARTICLE I
DEFINITIONS
Capitalized words and phrases used in this Schedule B not otherwise defined in this Agreement shall have the meanings set forth in this Article I:
 12.1 “Adjusted Capital Account Deficit” means the deficit balance, if any, in a Member’s Capital Account as of the end of a Fiscal Year (or other applicable period), after giving effect to the following adjustments:
(a) Credit to such Capital Account any amounts (i) described in section 1.704-1(b)(2)(ii)(c) of the Regulations which such Member is unconditionally obligated to contribute to the Company pursuant to this Agreement or applicable law or (ii) which such Member is deemed obligated to restore pursuant to the penultimate sentences of Regulations sections 1.704-2(g)(1) and 1.704-2(i)(5); and
(b) Debit to such Capital Account the items described in sections 1.704-l(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6) of the Regulations.
The foregoing definition of Adjusted Capital Account Deficit in conjunction with Sections 2.2(f) and 2.2(g) of this Schedule B is intended to comply with the allocation rules of the alternate test for economic effect contained in section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.
 12.2 “Book Depreciation” means, with respect to a particular asset of the Company, for each Fiscal Year (or other applicable period), an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to such asset for such Fiscal Year (or other applicable period), except that if the Gross Asset Value of such asset differs from its adjusted basis for federal income tax purposes, Book Depreciation for such asset shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction with respect thereto for such Fiscal Year (or other applicable period) bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset is zero, Book Depreciation for such asset shall be determined with reference to its Gross Asset Value using any reasonable method selected by the Members.
 12.3 “Capital Account” has the meaning set forth in Section 2.1 of this Schedule B.
 12.4 “Company Minimum Gain” has the meaning set forth in sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.
 12.5 “Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) Fair Market Value of Contributed Property. The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset as of the date of such contribution, as determined by the Members or as otherwise provided in this Agreement;
(b) Book Ups and Book Downs. The Gross Asset Values of the Company’s assets shall be adjusted to equal their respective gross fair market values (taking into account Code section 7701(g)), as reasonably determined by the Members as of the following times: (i) the acquisition of an additional equity interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the Distribution by the Company to a Member of more than a de minimis amount of property (including cash) as consideration for all or part of such Member’s interest in the Company; and (iii) the liquidation of the Company within the meaning of Regulations section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to Clauses (i) and (ii) above shall be made only if the Members reasonably determines that such adjustments are necessary or appropriate to reflect the Members’ respective economic interests in the Company;
(c) Distributions of Property. The Gross Asset Value of any of the Company’s assets (other than cash) Distributed to any Member shall be adjusted to equal the gross fair market value (taking into account Code section 7701(g)) of such asset on the date of Distribution as determined by the Members or as otherwise provided in this Agreement; and
(d) Adjustments Related to Section 754 Election. The Gross Asset Values of the Company’s assets shall be increased (or decreased) to reflect any adjustments to the federal adjusted tax basis of each asset pursuant to Code section 734(b) or Code section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations section 1.704-1(b)(2)(iv)(m) and Sections 1.9(f) and 2.2(e) of this Schedule B; provided, however, that Gross Asset Values shall not be adjusted pursuant to this Section 1.5(d) to the extent the Members determines that an adjustment pursuant to Section 1.5(b) of this Schedule B is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this Section 1.5(d).
If the Gross Asset Value of an asset has been determined or adjusted pursuant to Section 1.5(a), Section 1.5(b) or Section 1.5(d) of this Schedule B, such Gross Asset Value shall thereafter be adjusted by the Book Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Losses.
 12.6 “Member Nonrecourse Debt” has the meaning set forth in section 1.704-2(b)(4) of the Regulations.
 12.7 “Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with section 1.704-2(i)(3) of the Regulations.

 12.8 “Member Nonrecourse Deductions” has the meaning set forth in sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.
 12.9 “Net Income” and “Net Losses” means, for each Fiscal Year or other applicable period, an amount equal to the Company’s taxable income or loss for such Fiscal Year or other applicable period, as the case may be, determined in accordance with Code section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:
(a) Tax Exempt Income. Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Losses pursuant to this Section 1.9 shall be added to such taxable income or loss;
(b) Section 705(a)(2)(B) Expenditures. Any expenditures of the Company described in Code section 705(a)(2)(B), or treated as Code section 705(a)(2)(B) expenditures pursuant to Regulations section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Losses pursuant to this Section 1.9 shall be subtracted from such taxable income or loss;
(c) Book Ups and Book Downs. In the event the Gross Asset Value of any of the Company’s assets is adjusted pursuant to Section 1.5(b) or Section 1.5(c) of this Schedule B, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Losses;
(d) Use of Book Value for Determining Gain or Loss. Gain or loss resulting from any disposition of the Company’s assets with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;
(e) Use of Book Depreciation. In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Book Depreciation for such Fiscal Year or other period in accordance with Regulations section 1.704-1(b)(2)(iv)(g);
(f) Adjustments Related to Section 754 Election. To the extent an adjustment to the adjusted tax basis of any of the Company’s assets pursuant to Code section 734(b) or Code section 743(b) is required pursuant to Regulations section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a Distribution other than in liquidation of a Member’s Membership Interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income or Net Losses; and
(g) Specially Allocated Items of Income, Gain, Loss and Deduction. Notwithstanding any other provision of this Section 1.9, any items of income, gain, loss or deduction which are specially allocated pursuant to this Schedule B (other than Section 2.5) shall not be taken into account in computing Net Income or Net Losses.

The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to this Schedule B (other than Sections 2.4 and 2.5) shall be determined by applying rules comparable to those set forth in Subparagraphs (a) through (f) of this Section 1.9.
 12.10 “Nonrecourse Deductions” has the meaning set forth in section 1.704-2(b)(1) of the Regulations.
 12.11 “Nonrecourse Liability” has the meaning set forth in section 1.704-2(b)(3) of the Regulations.
 12.12 “Regulatory Allocations” has the meaning set forth in Section 2.3 of this Schedule B.
ARTICLE II
REGULATORY, TAX AND SPECIAL ALLOCATIONS
13.1 Capital Accounts. The Capital Account of each Member shall be maintained in accordance with the following provisions:
(a) Credits. To each Member’s Capital Account there shall be credited such Member’s (i) Capital Contributions, including the Gross Asset Value of any property contributed to the Company by the Member, (ii) distributive share of Net Income and any items in the nature of income or gain which are specially allocated pursuant to Sections 2.2 and 2.3 of this Schedule B, and (iii) the amount of any Company liabilities assumed by such Member or which are secured by any assets of the Company Distributed to such Member;
(b) Debits. To each Member’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any assets of the Company Distributed to such Member, such Member’s distributive share of Net Losses and any items in the nature of expenses, deductions or losses which are specially allocated pursuant to Sections 2.2 and 2.3 of this Schedule B, and the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company;
(c) Transfer of Capital Accounts. In the event all or any portion of a Member’s Membership Interest in the Company is conveyed in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the conveyed interest; and
(d) Section 752(c). In determining the amount of any liability for purposes of this Section 2.1, there shall be taken into account Code section 752(c) and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with the relevant provisions of subchapter K of Chapter 1 of Subtitle A of the Code and the Regulations promulgated thereunder and shall be interpreted and applied in a manner consistently therewith; and appropriate modifications to this Agreement shall be made by the Members, if necessary, and to the extent necessary, for it to comply with the capital account maintenance requirements of Regulations section 1.704-1(b)(2)(iv).
13.2 Special Allocations. The following special allocations shall be made in the following order:
(a) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year (or other applicable period) shall be specially allocated among the Members Pro Rata for such Fiscal Year. The allocations of Nonrecourse Deductions shall be offset or revised by Minimum Gain Chargebacks pursuant to Section 2.2(c) of this Schedule B and not by allocations of Net Income pursuant to Article VI of this Agreement. The objective of the preceding sentence is to avoid the result illustrated in Example 1 of Regulations section 1.704-2(f)(7) and shall be interpreted and applied consistent with such intent.
(b) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year (or other applicable period) shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations section 1.704-2(i)(1). The allocations of Member Nonrecourse Deductions shall be offset or revised by Member Minimum Gain Chargebacks pursuant to Section 2.2(d) of this Schedule B and not by allocations of Net Income pursuant to Article VI. The objective of the preceding sentence is to avoid the result illustrated in Example 1 of Regulations section 1.704-2(f)(7) and shall be interpreted and applied consistent with such intent.
(c) Minimum Gain Chargeback. Except as otherwise provided in section 1.704-2(f) of the Regulations, notwithstanding any other provision of this Article II, if there is a net decrease in Company Minimum Gain during any Fiscal Year (or other applicable period), each Member shall be specially allocated items of Company income and gain for such Fiscal Year (or other applicable period) (and, if necessary, subsequent Fiscal Years or other applicable periods) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section 2.2(c) is intended to comply with the minimum gain chargeback requirement in section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.
(d) Member Minimum Gain Chargeback. Except as otherwise provided in section 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of this Article II), if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year (or other applicable period), each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Company income and gain for such Fiscal Year (or other applicable period) (and, if necessary, subsequent Fiscal Years or other applicable periods) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Section 2.2(d) is intended to comply with the partner minimum gain chargeback requirement in section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

(e) Code Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any of the Company’s assets pursuant to Code section 734(b) or Code section 743(b) is required, pursuant to Regulations section 1.704-1(b)(2)(iv)(m)(2) or Regulations section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a Distribution to a Member in complete liquidation of its Membership Interest, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in proportion to their respective interests in the Company (as reasonably determined by the Members) in the event Regulations section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such Distribution was made in the event Regulations section 1.704-1(b)(2)(iv)(m)(4) applies.
(f) Gross Income Allocation. In the event a Member has a deficit Capital Account balance at the end of any Fiscal Year (or other applicable period) that is in excess of (i) the amount, if any, such Member, in the manner and to the extent provided in Regulations section 1.704-1(b)(2)(ii)(c), is unconditionally obligated to contribute to the Company pursuant to any provision of this Agreement or applicable law; and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations, such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 2.2(f) shall be made only if and to the extent that such Member would have such an excess deficit Capital Account after all other allocations provided for in this Article II tentatively have been made as if this Section 2.2(f) and Section 2.2(g) were not in this Agreement. This Section 2.2(f) is intended to minimize the potential distortion to the economic arrangement of the Members that might otherwise be caused by Section 2.2(g), while ensuring that this Agreement complies with the requirements of the alternate test for economic effect contained in section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted in a manner consistent with such intent.

(g) Qualified Income Offset. In the event any Member unexpectedly receives an adjustment, allocation, or Distribution described in sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6) of the Regulations, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible, provided that an allocation pursuant to this Section 2.2(g) shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article II have been tentatively made as if this Section 2.2(g) were not in this Agreement. This Section 2.2(g) is intended to comply with the qualified income offset requirement of the alternative test for economic effect in section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.
(h) Reallocation of Loss. The Net Losses allocated pursuant to Article VI of this Agreement (excluding any such allocations made pursuant to this Schedule B other than Section 2.5) shall not exceed the maximum amount of Net Losses that can be so allocated without causing a Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year (or other applicable period). In the event a Member would have an Adjusted Capital Account Deficit as a consequence of an allocation of Net Losses pursuant to Article VI of this Agreement (excluding any such allocations made pursuant to this Schedule B other than Section 2.5), Net Losses shall be allocated to the other Members until such allocations would cause all such other Members to each have an Adjusted Capital Account Deficit; thereafter, allocations of Net Losses shall be allocated among the Members in the same ratios that Net Losses would be allocated among the Members for such Fiscal Year.
13.3 Curative Allocations. The allocations set forth in Section 2.2 (the “Regulatory Allocations”) are intended, but only to the extent necessary, to comply with certain requirements of the Regulations. It is intended that, to the extent possible, the application and effect of all Regulatory Allocations shall be minimized and offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 2.3. Therefore, notwithstanding any other provision of Article VI of this Agreement (including this Article II of this Schedule B (other than the Regulatory Allocations)), the Members shall make such offsetting special allocations of Company income, gain, loss, or deduction or items thereof in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to Article VI of this Agreement (excluding any such allocations made pursuant to this Schedule B other than Section 2.5). In exercising its discretion under this Section 2.3, the Members shall take into account future Regulatory Allocations under Sections 2.2(c) and 2.2(d) of this Schedule B that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 2.2(a) and 2.2(b) of this Schedule B.

13.4 Section 704(c) Allocations.
(a) Section 704(c) Allocations. In accordance with Code section 704(c) and the Regulations thereunder, any income, gain, loss or deduction with respect to any Capital Contribution of property by a Member shall, solely for income purposes, be allocated among the Members so as to account for any variation at the time of contribution between the adjusted federal income tax basis of such property to the Company and its initial Gross Asset Value (computed in accordance with Section 1.5(a) of this Schedule B) (such allocations shall be referred to herein as “704(c) allocations”).
(b) Reverse 704(c) Allocations. In the event the Gross Asset Value of any of the Company’s assets is adjusted on the books of the Company pursuant to Section 1.5(b) of this Schedule B, subsequent allocations of income, gain, loss, and deduction with respect to such property shall account for any variation at the time of such adjustment between the adjusted federal income tax basis of such asset and its Gross Asset Value in the same manner as provided under Code section 704(c) and the Regulations thereunder (such allocations shall be referred to herein as “reverse 704(c) allocations”).
(c) Elections. All decisions and elections relating to such 704(c) allocations or reverse 704(c) allocations -- including the selection of the method, or of different methods (to the extent permitted by the Regulations), of allocation, whether the “traditional method” described in Regulations section 1.704-3(b), the “traditional method with curative allocations” described in Regulations section 1.704-3(c), the “remedial allocation method” described in Regulations section 1.704-3(d), or any other reasonable method contemplated by Regulations section 1.704-3(a)(1) and the preamble to the Code section 704(c) Regulations in Treasury Decision 8500 (Dec. 22, 1993) (published in 58 Fed. Reg. 67676, 67676-78 and reprinted in 1994-1 C.B. 183, 183-85) for making such allocations which need not be specifically identified in the Regulations – shall be made by the Members in any reasonable manner. Allocations pursuant to this Section 2.4 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account, in computing, any Member’s Capital Account or share of Net Income, Net Losses (or items thereof) or Distributions pursuant to any provision of this Agreement. This Section 2.4 is intended to comply with, and grant the Members the maximum flexibility afforded under, Code section 704(c) and the Regulations promulgated thereunder and shall be interpreted consistent with such intent.
13.5 Varying Interests. In the event of any changes in Member Percentage Interest during a Fiscal Year (or other applicable period), then for purposes of this Section 2.5, the Members shall take into account the requirements of Code section 706(d) and other relevant provisions of the Code and Regulations and shall have the right to select any reasonable method of determining the varying interests of the Members during the year which satisfies Code section 706(d) or such other relevant provisions of the Code and Regulations.

SCHEDULE C
JOINDER AGREEMENT
The undersigned is executing and delivering this Joinder Agreement pursuant to the Operating Agreement dated as of [_________], ____ (as the same may hereafter be amended, the “Operating Agreement”), by and among [____________________], a North Carolina limited liability company (the “Company”), and the Members named therein.
By executing and delivering this Joinder Agreement to the Company, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the terms and provisions of the Operating Agreement, in each case in the same manner as if the undersigned were an original signatory to the Operating Agreement.
Accordingly, the undersigned has executed and delivered this Joinder Agreement as of the ___ day of _____, _____.
Name:
Address forNotices:	with copies to:

Signature:

Date:

Beauty and Pinups, LLC

AMENDMENT NO. 1
TO
OPERATING AGREEMENT

THIS AMENDMENT NO. 1 TO OPERATING AGREEMENT (the “Amendment”) of Beauty and Pinups, LLC, a North Carolina limited liability company (the “Company”), is entered into this 18th day of March 2016, by and among the Company and its undersigned members having such Membership Interest as set forth in Exhibit A (“Members”).

WHEREAS, the Company and its Members entered into an Operating Agreement of the Company dated as of April 13, 2015 (the “Operating Agreement”); and

WHEREAS, Section 5.3 of the Operating Agreement provides that the Manager may elect a Repurchase Right on April 13, 2016 or promptly following the second round of capital raise for the company for all the Membership Interest held by Sigan Industries Group; and

WHEREAS, the Company and the Members desire to amend Section 5.3 of the Operating Agreement as set forth herein;

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions set forth in this Amendment, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties to this Amendment mutually agree as follows.

1.
Capitalized Terms. All capitalized terms used herein that are not otherwise defined herein shall have the meanings assigned to them in the Operating Agreement unless the context hereof requires otherwise.

2.           Amendment. The first sentence of Section 5.3(a) of the Operating Agreement is hereby amended and restated in its entirety as follows:

At any time until April 30, 2017, the Manager may elect to repurchase all the Membership Interest held by Sigan Industries Group by providing notice to Sigan Industries Group (the “Repurchase Notice”).

The remainder of Section 5.3 shall remain unchanged.

5.
No Other Amendment. Except as specifically amended pursuant to this Amendment, the Rights Agreement remains in full force and effect in accordance with its terms.

6.
Governing Law. All questions concerning the construction, validity and interpretation of this Amendment will be governed by and construed in accordance with the internal law (and not the law of conflicts) of North Carolina.
7.
Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
8.
Binding Effect. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their heirs, successors and assigns.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment on the 18th day of March, 2016.
Members:

     Level Beauty Group, Inc.

/s/ Kenny Kahn
     Kenny Kahn, President

     Sigan Industries Group

/s/ Dean Gangbar
     Dean Gangbar, President

/s/ Priel Maman
Priel Maman

Manager:

Level Beauty Group, Inc.

/s/ Kenny Kahn
     Kenny Kahn, President

Exhibit A

MEMBER LIST
OF
BEAUTY AND PIN UPS, LLC

Member	Percentage
Level Beauty Group, Inc.	78%

Priel Maman	12%
Sigan Industries Group	10%

Total	100.00%